Exhibit 99.1

                      Whole Foods Market Expands Into U.K.

             Company to Acquire Seven Natural & Organic Food Stores
                          for Approximately $38 Million

    The Company Will Host a Conference Call Today to Discuss This Announcement At 4 p.m. CST. The Dial In Number Is 800-362-0571 and the Conference ID Is "WFME." A Replay Will Be Available for Approximately 72 Hours at 402-270-0680. A Simultaneous Audio Web Cast Will Also Be Available At www.wholefoodsmarket.com . The Audio Web Cast Will Be Archived for Thirty Days.

    AUSTIN, Texas, Jan. 16 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced it has signed a definitive agreement to acquire Fresh & Wild Holdings Limited in a stock purchase transaction for approximately $38 million, subject to certain post-closing adjustments. The Fresh & Wild shareholders will have until January 26, 2004 to elect to receive any combination of cash or Whole Foods Market common stock. The number of shares issued will be based on the $68.586 average closing price of Whole Foods Market common stock for the 10 trading days ending January 16, 2004.
The transaction is expected to close by the end of February. The Company does not expect this acquisition to have an impact on its previously stated diluted earnings per share guidance for the 2004 fiscal year of $1.88 to $1.96.

    Fresh & Wild owns and operates six natural and organic food stores in the London market, located in Camden, City Center, Notting Hill, Clapham, Soho and Stoke Newington, and one store in Bristol. Additionally the company has one London store in development, in Crouch End, scheduled to open later this year. The store base is approximately three years old with stores averaging 5,200 gross square feet in size. For the twelve months ended December 31, 2003, total sales were approximately 17.6 million pounds ($28.9 million (i)) and identical store sales increased 10%.

    "We are very excited about extending our company mission and the Whole Foods Market brand beyond the borders of the U.S. and Canada and into Europe. The U.K. is an obvious choice due to the advanced acceptance of organics and the lack of language barriers there," said John Mackey, Chairman and Chief Executive Officer of Whole Foods Market. "We believe an acquisition is the right strategy for our first overseas venture. As with other successful acquisitions we have made, the infrastructure and intellectual capital we will gain will provide us with an immediate platform for expansion. We are actively exploring real estate opportunities in the London area with the goal of opening a large format Whole Foods Market store over the next few years."

    About Whole Foods Market:

    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(www.wholefoodsmarket.com ) is the largest natural and organic foods supermarket retailer in the United States. In fiscal year 2003, the Company had sales of $3.1 billion and currently has 146 stores in the United States and Canada.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 28, 2003. The Company does not undertake any obligation to update forward-looking statements.

    (i)  Based on an average exchange rate of approximately $1.64 per British

         Pound for the twelve months ended December 31, 2003.

SOURCE  Whole Foods Market, Inc.
    -0-                             01/16/2004
    /CONTACT: IR, Cindy McCann, +1-512-477-4455, or media, Kate Lowery-Monteilh, +1-512-485-3600, ext. 3725, both of Whole Foods Market, Inc./
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)

CO:  Whole Foods Market, Inc.; Fresh & Wild Holdings Limited
ST:  Texas, England
IN:  FOD REA SUP
SU:  CCA MAV